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EXHIBIT 3.1.2

                                   RESOLUTION:

                 AUTHORIZE APPOINTMENT OF ADDITIONAL OFFICER (S)

Upon motion duly made and seconded, the Board of Directors of PowerSource Corporation unanimously adopted the following resolution:

RESOLVE, that Roman Gordon be appointed Secretary of PowerSource Corporation, and shall held two office position, Chairman and Secretary.

Roman Gordon shall have the authority to perform such duties in the management of the corporation as may be required by Articles of Incorporation, the bylaws or by resolution of the Board of Directors of the corporation.

The undersigned hereby certifies that he/she is the duly elected and qualified Secretary and the custodian of the books and records and seal of PowerSource, a corporation duly formed pursuant to the laws of the State of Nevada, and that the foregoing is a true record of a resolution duly adopted at a meeting of Board of Directors, and that said meeting was held in accordance with state law and the bylaws of the above-named Corporation on, and that said resolution is now in full force and effect without modification or rescission.

IN WITNESS WHEREOF, I have executed my name as Secretary and have hereunto affixed the corporate seal of the above-named Corporation this 1st day of July 2000.

A True Record


/s/ Roman Gordon
--------------------------------
BY: Roman Gordon, Secretary